July 1, 1999
                                                           FOR IMMEDIATE RELEASE
                                          Contact:  Phyllis A. Murphy, President
                                                     and Chief Executive Officer
                                                              Tel (515) 832-3071

                    WEBSTER CITY FEDERAL COMPLETES FORMATION
                               OF HOLDING COMPANY


         Webster City, Iowa - Webster City Federal Savings Bank announced today that it had completed the formation of Webster City Federal Bancorp as its holding company. The formation of the holding company was approved by the stockholders of the Bank on April 21, 1999.

         Phyllis A. Murphy, President and Chief Executive Officer of the Bank, stated "We are pleased to have completed the formation of Webster City Federal Bancorp. The formation of this Company will allow us to consider repurchases of common stock if market and financial conditions so warrant. We consider this additional flexibility important as a tool to increase shareholder value."

         Existing shareholders of the Bank automatically become shareholders of the Company. The Company's common stock will be traded on the NASDAQ "SmallCap" market under the symbol "WCFBD" for 20 trading days before reverting to the permanent symbol "WCFB."

         Webster City Federal Savings Bank is a federally-chartered savings bank operating out of Webster City, Iowa. At March 31, 1999, the Bank had $92.9 million of total assets.